Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

InterPrivate II Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.0001 per share	457(f)(2)	68,725,731(1)(2)	N/A	$2,290.86(3)	0.0000927	$0.21(4)

Fees to Be Paid	Equity	Class A common stock issuable upon exercise of options	457(f)(2)	3,082,304(5)	N/A	$102.74(3)	0.0000927	$0.01(4)

Fees to Be Paid	Equity	Class A common stock issuable upon settlement of restricted stock units	457(f)(2)	625,938(6)	N/A	$20.86(3)	0.0000927	$0.01(4)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$2,414.47		$0.23

	Total Fees Previously Paid							$0.31

	Total Fee Offsets							$0.00

	Net Fee Due							$0.00

(1)

Based on the maximum number of shares of Class A common stock, par value $0.0001 per share (“Common Stock”), of InterPrivate II Acquisition Corp. (“InterPrivate II”), the registrant, estimated to be issued in connection with the business combination described herein (the “Business Combination”) between InterPrivate II and, among other parties, Getaround, Inc. (“Getaround”). Such number of shares is estimated solely for the purpose of calculating the registration fee and is based on an amount equal to the sum of (a) 32,761,702 shares of Common Stock to be issued to certain non-consenting security holders of Getaround (including in respect of (1) shares of Getaround common stock, par value $0.00001 per share (“Getaround Common Stock”) issuable immediately prior to the effective time of the Business Combination, which includes (i) shares issuable upon the exercise of Getaround warrants that are exercisable in accordance with their terms for Getaround capital stock, (ii) shares issuable upon the conversion of Getaround preferred stock and Getaround non-voting common stock, (iii) shares issuable upon the conversion of Getaround convertible notes that are convertible in accordance with their terms into shares of Getaround Common Stock and (iv) shares issuable upon the net settlement of all in-the-money vested Getaround stock options, and (2) Getaround convertible bridge notes that are convertible in accordance with their terms into shares of Common Stock, in each case pursuant to the terms thereof), (b) 9,333,333 Escrow Shares, all or a portion of which will be allocated for the benefit of holders of Class A common stock and Class B common stock of InterPrivate II that do not redeem their shares in connection with the Business Combination, (c) 15,630,696 shares that may be issued as earnout consideration to certain non-consenting security holders of Getaround following the Business Combination, and (d) 11,000,000 shares that may be issued as incentive earnout consideration to certain employees of Getaround following the Business Combination. In connection with the consummation of the Business Combination, InterPrivate II will amend and restate its amended and restated certificate of incorporation such that there will only be one class of common stock outstanding at the time of closing of the Business Combination. As such, the shares to be issued to Getaround equityholders in connection with the closing of the Business Combination will be shares of common stock of New Getaround (as defined in the Registration Statement on Form S-4, of which this exhibit 107 is a part).

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act based upon an amount equal to one-third of the par value of the Getaround securities to be exchanged in the Business Combination as of immediately prior to the Business Combination. Getaround is a private company, no market exists for its securities and Getaround has an accumulated capital deficit.

(4)	Calculated pursuant to Rule 457 under the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927.
(5)

Represents shares of Common Stock issuable upon future exercise of outstanding out-of-the-money Getaround stock options held by non-consenting securityholders of Getaround that will be assumed and become New Getaround stock options in the Business Combination.

(6)

Represents shares of Common Stock issuable upon future settlement of outstanding unvested Getaround restricted stock units held by non-consenting securityholders of Getaround that will be assumed and become New Getaround restricted stock units in the Business Combination.